Exhibit 23.3


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Acxiom Corporation of our report dated November 1, 1996, appearing in Acxiom's Current Report on Form 8-K dated December 1, 1999 and Acxiom's Annual Report on Form 10-K for the year ended March 31, 1999, relating to the consolidated statements of operations, of stockholders' equity and of cash flows of May & Speh, Inc. for the year ended September 30, 1996 (not presented separately therein). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
November 29, 1999